Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Amends Cooperation Agreement with H Partners

ARLINGTON, Texas — November 10, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that the company and H Partners agreed to amend their existing Cooperation Agreement to permit H Partners to increase its beneficial ownership of Six Flags common stock to 19.9%, up from a cap of 14.9% in the original agreement.

“H Partners has been a constructive and important partner to the company. We are pleased they continue to recognize the value potential of Six Flags and the progress management is making for our shareholders,” said Ben Baldanza, Non-Executive Chairman of the Board.

“We are excited about the company’s strategy to deliver an exceptional guest experience and to drive sustainable, long-term earnings growth,” said Arik Ruchim, a Partner at H Partners and director on the Six Flags Board. “We believe that meaningful change takes time to implement, and we are encouraged by the early signs of progress on this ambitious journey.”

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 61 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.